Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE, dated as of June 27, 2017 (this “Amendment”), between LEGACY YARDS TENANT LP, a Delaware limited liability company (“Landlord”), having an address at c/o Related Companies, 60 Columbus Circle, New York, New York 10023 and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), having an address at 10 Hudson Yards, 37th Floor, New York, New York 10001.

WITNESSETH:

WHEREAS, pursuant to a Lease, dated as of December 7, 2016, by and between Landlord and Tenant (the “Lease”), Tenant is leasing from Landlord certain space in the building known as 10 Hudson Yards, located at the corner of 10th Avenue and 30th Street, New York, New York (the “Building”), as is more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.           Defined Terms. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.

2.           Amendments.

(a)          The first two sentences of Section 1.01 are deleted in their entirety and replaced with the following:

“Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 37th floor of the Building (the “37th Floor Premises”), a portion of the 40th floor of the Building (the “40th Floor Premises”) and a portion of the 41st floor of the Building (the “41st Floor Premises”; the 41st Floor Premises and the 40th Floor Premises, collectively, the “40th-41st Floor Premises”; and the 40th- 41st Floor Premises together with the 37th Floor Premises, collectively or individually, as the context requires, the “Premises”), in each case, substantially as shown hatched on the plans annexed as Exhibit B. Landlord and Tenant agree that the 37th Floor Premises shall be conclusively deemed to contain 33,607 rentable square feet, the 40th Floor Premises shall be conclusively deemed to contain 7,460 rentable square feet, the 41st Floor Premises shall be conclusively deemed to contain 4,466 rentable square feet and, accordingly, the Premises shall be conclusively deemed to contain 45,533 rentable square feet in the aggregate.”

(b)          Exhibit B to the Lease shall be deleted in its entirety and replaced with Exhibit A attached hereto.

(c)          Section 2.02(a) to the Lease shall be deleted in its entirety and replaced with the following:

“(a) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the 40th-41st Floor Expiration Date an amount equal to $4,780,965.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the Premises);”

(d)          The reference to “2.89%” in the last sentence of Section 2.04(e) is hereby deleted and replaced with “2.68%”.

(e)          The reference to “10 tons” in the parenthetical clause of the first sentence in Section 3.01(f), and in the parenthetical clause of the fifth sentence in Section 3.01(f) are hereby deleted and replaced with “7.5 tons”.

(f)          All references in the Lease to the “40th Floor Premises” shall be replaced with the “40th-41st Floor Premises”.

(g)          All references in the Lease to the “40th Floor Expiration Date” shall be replaced with the “40th-41st Floor Expiration Date”.

3.           40th Floor Amenities. Provided that a reception center (the “Reception Center”) is constructed by Landlord on the portion of the 40th Floor of the Building not included within the 40th Floor Premises and the Reception Center is available for use during the Term of the Lease, Tenant, and Tenant’s subtenants, and their respective employees and invitees, shall have the right to use the Reception Center created, on a non-exclusive basis with Landlord and other tenants of the Building during the Term of the Lease; provided, however, that (a) Tenant shall have the preferred right to use the Reception Center over other tenants and (b) Tenant’s right to use the Reception Center shall be in accordance with such reasonable rules and regulations as may be enacted by Landlord with respect thereto and without any fee or charge. Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to construct the Reception Center.

4.            Rent Commencement Date. Notwithstanding anything to the contrary contained in the Lease, the parties acknowledge and agree that the Rent Commencement Date is May 7, 2017. Any Fixed Rent paid by Tenant for periods prior to the Rent Commencement Date shall be applied as a credit to Fixed Rent next coming due upon execution of this Amendment.

5             Brokers. Each party represents to the other that such party has dealt with no broker in connection with this Amendment or the Building other than the Broker, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than the Broker who alleges that it has dealt with the indemnifying party in connection with this Amendment or the Building.

6.            No Other Changes. Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed. All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease as amended by this Amendment.

7.            Miscellaneous. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein. This Amendment may be executed in counterparts each of which shall be an original, even where such executed counterpart is delivered via facsimile or Portable Document Format, and all of which counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LAND LORD:

LEGACY YARDS TENANT LP

By:	/s/ Andrew Rosen
Name: Andrew Rosen
Title: Authorized Signatory

TENANT:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
Name: Mark Pruzanski
Title: CEO